EXHIBIT 10.11

                                   AGREEMENT

            THIS AGREEMENT made as of the 1st day of November, 2000.

BETWEEN:

            STAKE TECHNOLOGY LTD., a corporation organized under the laws of Canada
            (hereinafter referred to as "Stake")

                                                               OF THE FIRST PART

                                     - and -

            GHISLAIN JOLETTE, of Evain, in the Province of Quebec
            (hereinafter referred to as "Jolette")

                                                              OF THE SECOND PART

                                     - and -

            BETON AD HOC INC., a corporation organized under the laws of the Province of Quebec (hereinafter referred to as "Beton"; with Jolette and Beton hereinafter referred to collectively as the "Vendors" and individually as the "Vendor")

                                                               OF THE THIRD PART

            TEMISCA INC., a corporation also organized under the laws of the Province of Quebec (hereinafter referred to as the "Company")

                                                              OF THE FOURTH PART

            WHEREAS the Vendors own all of the issued and outstanding Common Shares of the Company, being 15,401,866 Common Shares, and all of the issued and outstanding Class A Preference Shares of the Company, being 175,000 Class A Preference Shares, and the Company is indebted to the Vendors in the amount of Five Hundred and Ninety-One Thousand, One Hundred and Nine Dollars and Ninety Cents ($591,109.90);

            AND WHEREAS the Vendors wish to sell all of the Common Shares, Class A Preference Shares and the debt owed to them to Stake;

            NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1. DEFINED TERMS AND INTERPRETATION

1.1 Definitions. Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings, respectively:

      (1) "Assets" means, with respect to the Company, all the undertaking, property and assets of the Company as the case may be, including, without limitation, all proprietary rights, trade secrets and other property and assets, real and personal, applicable to or used in connection with the Business, whether owned, licensed or leased, of every kind and description and wheresoever situated;

      (2)   "Balance Sheet Date" means April 30, 2000;

      (3) "Business" means the businesses carried on by the Company at the date hereof;

      (4) "Best Knowledge" of the Vendors (or words of like import) means, when used in connection with a representation or warranty, and except as otherwise provided herein, the actual knowledge of the persons set forth in Schedule "I" hereto;

      (5) "Business Day" means a day on which the principal commercial banks located at Toronto, Ontario and Rouyn, Quebec are open for business during normal banking hours;

      (6) "Closing" means the completion of the sale and purchase contemplated by this Agreement;

      (7) "Closing Date" means November 10, 2000, or such earlier or later date as may be mutually acceptable to the Parties;

      (8)   "Company" means Temisca Inc.;

      (9) "Company's Financial Statements" means the balance sheet of the Company as at April 30, 2000 and the accompanying statement of income for the period then ended, which balance sheet and accompanying income statement are annexed hereto as Schedule A;

      (10) "Consents" means consents, approvals, authorizations, orders, registrations and filings, permits, or licences required by any applicable regulatory authority with relation to the transactions contemplated by this Agreement;


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      (11)  "Contingent Liability" means any liability which, under Generally
            Accepted Accounting Principles, would be considered a contingent liability of the Company or a Person as the case may be hereunder and, without limiting the generality of the foregoing, includes any potential claim or liability under litigation or regulatory proceedings or in respect of any uninsured claim or in respect of any insured claim (such as co-insurance, a deductible or a policy limit);

      (12) "Contractual or Other Right or Obligation" means any form of agreement, contract, instrument, license, permit, registration, judgment, order, decree, indenture, lease, engagement, commitment or franchise;

      (13) "Debt" with respect to the Company hereunder means (i) any indebtedness, liability or obligation of such Person which, under Generally Accepted Accounting Principles, would be considered a liability for the purpose of balance sheet presentation, (ii) all indebtedness, liability or obligations of the Company or any such Person secured by any Encumbrance, whether or not the same is shared by the Company or any other Person, and (iii) all indebtedness, liability or obligation of the type referred to in (i) and (ii) of this definition of another Person which the Company has, directly or indirectly, guaranteed, acted as surety or indemnitee, endorsed, assumed, accepted, factored with recourse, agreed to purchase or repurchase, or in respect of which the Company or such Person has agreed to provide any other form of financial assistance (including, without limitation, supplying or advancing funds, or maintaining solvency or working capital or equity or "take-or-pay" agreements or "keep-well" agreements) under which the Company or that Person is or may become liable;

      (14) "Encumbrance" means any form of mortgage, charge, security interest, lien, adverse claim, pledge, encumbrance or right or privilege affecting or capable of affecting the title or right of ownership or ability to transfer or convey any property or asset;

      (15) "Environmental Laws" means all federal, provincial, municipal, local or foreign laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency or other governmental authority, each as supplemented or amended from time to time and the common law to the extent relating to pollution or the protection of the environment or natural resources, occupational or public health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any pollutants, contaminants, chemicals or wastes or substances, including, without limitation, industrial, toxic, hazardous or radioactive wastes or substances and including any admixture thereof and specifically including petroleum and all fractions and derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials;


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      (16)  "Generally Accepted Accounting Principles" means with respect to the
            Company at any time, accounting principles, practices and procedures generally accepted in Canada, applied on a basis consistent with those applied in previous years, as authorized by the Canadian Institute of Chartered Accountants;

      (17) "Material Adverse Effect" means such events or circumstances in the aggregate which has had or will have a material adverse effect on the property, assets, Business or financial condition of the Company;

      (18) "Parties" means, collectively, the parties to this Agreement and "Party" means any of them;

      (19)  "Permitted Encumbrances" means:

            (a) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

            (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Company;

            (c) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

            (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority which have not at the time been filed or registered against the title to the asset or served upon the Company pursuant to law or which relate to obligations not due or delinquent;

            (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

            (f) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money; and

            (g)   the Permitted Encumbrances described in Schedule T;


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

      (20) "Person" means in the context of the applicable provisions hereunder, Stake, the Vendors and the Company and any other individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, government or governmental agency, department or instrumentality, or any group or combination thereof;

      (21) "Premises" means the premises located at St. Bruno-de-Guigues , Quebec owned by the Company at which it conducts the Business;

      (22) "Purchased Debt" means the sum of Five Hundred and Ninety-One Thousand, One Hundred and Nine Dollars and Ninety Cents ($591,109.90), which constitutes all of the debt owed by the Company to the Vendors and all of which is to be purchased by Stake hereunder;

      (23) "Purchase Price" has the meaning ascribed to it in Section 2.2 hereof;

      (24) "Purchased Shares" means all of the issued and outstanding Common Shares, being 15,401,866 in the capital of the Company and all of the issued and outstanding Class A Preference Shares, being 175,000 Class A Preference Shares all of which are to be purchased by Stake hereunder;

      (25)  "Shares" means, collectively, all authorized shares of the Company;

      (26)  "Stake" means Stake Technology Ltd., a Party to this Agreement;

      (27) "Taxes" means any and all income, profits, use, occupancy, transfer, franchise, withholding, payroll, employment, corporate, capital, stamp, business, realty, sales, fuel, excise or other taxes, duties, fees, surtaxes, assessments, levies, imposts or charges payable to or exigible by any governmental agency, authority or instrumentality, domestic or foreign;

      (28) "this Agreement", "herein", "hereto", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement and not to any particular clause, subclause, section, subsection or paragraph or other portion hereof, and include amendments hereto, any agreement which is supplementary to or an amendment or confirmation of this Agreement and any schedules hereto or thereto;

      (29) "Time of Closing" means 10:00 a.m. on the Closing Date or such other time as may be mutually acceptable to the Parties;

1.2 Gender and Number. Any reference in this Agreement to gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.


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

1.3 Headings, Etc. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 Currency. All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5 Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws, other than the conflicts of laws rules, of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.6 Schedules. The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

            Schedules             Documentation

            A                     Company's Financial Statements
            C                     Inventory Valuation Practices
            D                     Non-Realty Encumbrances
            E                     Real Property and Realty Encumbrances
            F                     Real Property Leases
            G                     Personal Property Leases
            H                     Contracts
            I                     Best Knowledge
            J                     Intellectual Property
            K                     Customers and Suppliers
            L                     Bank Accounts and Loan Agreements
            N                     Legal Opinions
            O                     Taxes
            R                     Pre-Closing Activities
            S                     Distributorship Agreement and Supply Agreement
            T                     Permitted Encumbrances
            V                     Environmental Reports

1.7 Calculation of Time. When calculating the period of time within which or following which an act is to be done or steps taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day. If the day on which an act is to be done or steps taken pursuant to this Agreement is not a Business Day, such day shall be deemed to be the next Business Day.


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

2. PURCHASE AND SALE OF PURCHASED DEBT AND PURCHASED SHARES

2.1 Purchase and Sale of Purchased Debt and Purchased Shares. Subject to the terms and conditions hereof, the Vendors covenant and agree to sell, assign and transfer to Stake, and Stake covenants and agrees to purchase from the Vendors, at the Time of Closing, all of the Purchased Debt and Purchased Shares.

2.2 Purchase Price. The Purchase Price payable by Stake to the Vendors for the Purchased Debt shall be Five Hundred and Ninety-One Thousand, One Hundred and Nine Dollars and Ninety Cents ($591,109.90) and the purchase price payable by Stake for the Purchased Shares shall be One Million and Twenty-Five Thousand Dollars ($1,025,000) (the aggregate of which shall be referred to as the "Purchase Price"). The Purchase price shall be paid as follows:

      (1) the sum of Eight Hundred and Sixty-Six Thousand and One Hundred, Nine Dollars and Ninety Cents ($866,109.90) by certified cheque or bank draft or wire transfer on Closing;

      (2) the balance of Seven Hundred and Fifty Thousand Dollars ($750,000) in five equal consecutive payments of One Hundred and Fifty Thousand Dollars ($150,000) with each such payment to be made on the first, second, third, fourth and fifth anniversary of the Closing Date, plus interest accrued thereon at the rate of five percent (5%) per annum, calculated, compounded and paid semi-annually;

Following Closing, Stake agrees that Temisca will make a formal offer to purchase the Class H Shares of the Company then outstanding from the holders thereof at the price of $0.33 per share.

3. REPRESENTATIONS AND WARRANTIES OF THE VENDORS

      The Vendors represent and warrant to Stake as at the date hereof and at the Time of Closing as follows and acknowledges that Stake is relying upon such representations and warranties in connection with the purchase of the Purchased Shares and Purchased Debt:

3.1 Intellectual Property. All patents, patents pending, trade names, trade marks, copyrights or other intellectual property owned by, or applied for, the Company are set out in Schedule J and, to the Best Knowledge of the Vendors, no claim of any infringement or breach of or in respect of any such property, has been made against the Company.

3.2 Due Incorporation and Subsistence of the Company. The Company is a corporation duly incorporated and validly subsisting and in good standing under the Companies Act (Quebec). The Company has all necessary corporate power and authority to own or lease its property and assets and to carry on the Business as now being conducted by it and is duly qualified, licensed or registered to carry on the Business as now being conducted and is in good standing in all jurisdictions in which the nature of the businesses conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary, where the failure to be so qualified, licensed or registered would have a Material Adverse Effect.


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

3.3 Authorized Capital of the Company. The authorized capital of the Company consists of an unlimited number of Common Shares, without par value, of which 15,401,866 common shares have been issued and are outstanding as fully paid and non assessable, of an unlimited number of Class A Preference Shares of which 175,000 Class A Preference Shares have been issued and are outstanding as fully paid and non assessable, an unlimited number of Class B, Class C, Class D, Class E, Class F, Class G Preference Shares, none of which have been issued or are outstanding and an unlimited number of Class H Shares, of which 568,214 Class H shares have been issued and are outstanding as fully paid and non assessable. Except for Stake pursuant to this Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature for the purchase, subscription, allotment or issuance of any of the Shares or securities convertible into unissued Shares in the capital of the Company.

3.4 Validity of Agreement.

      (1) The Vendors have the necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and Stake may rely on the signature of the Vendors as evidence thereof.

      (2) The entry into, execution and delivery of this Agreement and all other agreements and documents required to be delivered by the Vendors hereunder, the performance by the Vendors of their obligations hereunder and the consummation of the transactions contemplated hereby: (i) have been and will be duly authorized by all necessary action, corporate or otherwise, on the part of the Vendors and (ii) do not or will not conflict with or constitute a breach of or a default under or create any Encumbrance under (or would not with the passage of time or the giving of notice, or both, conflict with or constitute a breach of or a default under or create any Encumbrance under, other than a Permitted Encumbrance) any of the terms or provisions of the constating documents ("constating documents" being the charter documents and by-laws of the Company) or resolutions of the Company or of any Contractual or Other Right or Obligation to which the Company or any of the Assets are bound or of any laws or regulations applicable to the Company or any of the Assets, where such breach or default would have a Material Adverse Effect.

      (3) Each of this Agreement and all other agreements and documents required to be delivered by the Vendors constitute, or on delivery will constitute, a legal, valid and binding obligation of the Vendors, enforceable against it in accordance with its terms, subject however to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and creditors' rights generally and to general principles of equity, including the availability of equitable remedies such as specific performance and injunctive relief which are in the discretion of the court from which they are sought.


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

3.5 Consents. There are no material Consents or filings that should be obtained or made by the Vendors or the Company in order to complete the transactions contemplated by this Agreement.

3.6 Changes Since Balance Sheet Date. Except as disclosed in Schedule R, since the Balance Sheet Date:

      (1) there has been no material adverse change in the financial position of the Company, nor has there been any material adverse change in the affairs, liabilities, Assets, operations or condition, financial or otherwise, of the Company arising as a result of revocation of any license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God, except changes occurring in the ordinary course of business which changes, in the aggregate, have not had, and will not have a Material Adverse Effect;

      (2) the Company has not entered into, agreed to enter into or authorized any material agreement, commitment or transaction other than in the ordinary course of business;

      (3) the Company has not created, assumed or incurred, any Debt or Contingent Liability other than in the ordinary course of business;

      (4) the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its Shares or agreed to do so;

      (5)   the Business has been carried on in the ordinary course; and

      (6) no payments have been made or authorized by the Company and no benefits have been conferred or authorized to be conferred upon and no transactions have been entered into with or have otherwise involved any of the Company's current or former officers, directors, the Vendors or employees or any Person not dealing at "arm's length" with the Company or any of the foregoing or any Person who would be considered a "related party" of the Company under Generally Accepted Accounting Principles, except, in the case of employment-related items, in the ordinary course of business and at the regular rates payable to them as salary, pension, bonuses or other remuneration or reimbursement of any nature.

3.7 Litigation. There is no action, suit, proceeding, at law or in equity, claim or demand by any Person or entity, or to the Best Knowledge of the Vendors any investigation, arbitration or any administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or threatened against or affecting the Shares and the


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

Vendors do not know of any valid basis therefor. Neither of the Vendor nor the Company is subject to any judgment, order or decree entered in any law suit or proceeding which would, or with the elapse of time could, in any way affect the title of the Vendor to the Shares or completion of the transaction contemplated by this Agreement.

3.8 Company's Financial Statements. The Company's Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles and present fairly in all material respects on a consistent basis:

      (1) the assets and liabilities (whether accrued, absolute, contingent or otherwise) of and all known claims against the Company as of the date of the statement;

      (2) the financial position and condition of the Company as at the date of the statement; and

      (3) the sales, earnings and results of operations of the Company for the periods ended at the date of the statements.

3.9 Inventories. To the Vendor's Best Knowledge, the inventories, raw materials, in-process and finished products of the Company are currently in good condition, are not obsolete, are useable or saleable in the ordinary course of business consistent with past practice, and the amount and mix of items in the inventories of supplies, in-process and finished products is consistent with the Company's past business practices and are valued in accordance with Schedule C.

3.10 Accounts Receivable. All accounts receivable, book debts and other debts due to or accruing to the Company are bona fide.

3.11 Books and Records. All accounts, books, ledgers and other financial and accounting records of the Company have been fully, properly and accurately kept and completed and are in all material respects up-to-date. The Company has not had any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company, as the case may be. The Company has taken reasonable steps to ensure that it has recognized and dealt with all potential Year 2000 problems.

3.12 Assets.

      (1) The Company has beneficial ownership or a valid leasehold interest in:

            (a) all the Assets (real and personal, tangible and intangible, including leasehold interests), including, without limitation, all the properties and


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

                  assets reflected in the balance sheets forming part of the Company's Financial Statements, except as indicated in the notes thereto; and

            (b) all the Assets purchased by the Company since the Balance Sheet Date;

            in each case subject to no Encumbrance of any kind or character except for:

            (c)   the Encumbrances described in Schedules D, and E hereto;

            (d)   Permitted Encumbrances; or

            (e)   Assets disposed of in the ordinary course of Business.

Except for working capital, the Assets are adequate and sufficient for the conduct of the Business substantially in the manner presently carried on by the Company.

3.13 Leases. The Company is not a party to any lease, agreement to lease or agreement in the nature of a lease, whether as lessor or lessee, except as set forth in Schedules F and G hereto. The Company is exclusively entitled to all rights and benefits as lessee under the leases and has not sublet, assigned, licensed or otherwise conveyed any rights in the leases to any other Person, except as noted in Schedules F and G hereto. The names of the other parties to the leases, the term, rent and other amounts payable under the leases and all renewal options available under the leases are accurately described in Schedules F and G.

3.14 Contracts. Other than the leases of real and personal property set forth in Schedules F, G, and contracts set forth in Schedules H and S or in the Company's Financial Statements, there are no material contracts, agreements, engagements or commitments to which the Company is a party or by which it is bound which cannot be terminated on 30 days notice.

3.15 No Breach of Contracts. Each contract or agreement set forth in Schedules F, G and H is in full force and effect and unamended, the Company is entitled to all rights and benefits thereunder and there exists no material default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder and the terms and conditions of such contracts and agreements will not be affected by the completion of the transactions contemplated hereunder which default or event of default would have a Material Adverse Effect. For the purposes of this Section 3.15, the term "material" shall include, without limitation, any event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time, or the happening of any further event or condition, would entitle the other party to such contract or agreement to terminate same or accelerate any payments due thereunder.

3.16 Restrictive Documents. The Company is not subject to, or a party to, any charter or by-law restriction, Encumbrance, Contractual or Other Right or Obligation, law, rule, ordinance, regulation, or any other restriction of any kind or character which would prevent the


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

consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof.

3.17 Taxes. The Company has duly filed within the times it has filed such returns in the past without objection from applicable taxing authorities and within the manner prescribed by law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to the Company. The information contained in such returns and reports is true and correct in all material respects and reflects accurately, in all material respects, all liability for Taxes of the Company for the periods covered thereby. All Taxes, assessments and reassessments (including charges, interest, dues, fines, and penalties) payable by, or due from, the Company on or before the date hereof have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company as the case may be. No examination by Revenue Canada of any tax return of the Company is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of any Taxes or the filing of any tax return by, or any payment of any Taxes by, or levying of any governmental charge against, the Company, and there are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now pending or threatened, against the Company in respect of Taxes or governmental charges or any matters under discussion with any governmental authority relating to Taxes or governmental charges asserted by any such authority, except as set forth in Schedule O. The Company has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation except as set out in Schedule O. For the avoidance of doubt, this representation does not extend to any tax return filed by Stake under Section 8.3.

3.18 Employment Relations.

      (1) The Company is in all material respects in compliance with all federal, provincial, or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

      (2) No unfair labour practice, complaint or grievance against the Company is pending or threatened in writing before any labour relations board or similar government tribunal or agency.

      (3) There is no labour strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company.

      (4) No grievance which would have a Material Adverse Effect exists, no arbitration proceeding arising out of or under any collective agreement is pending and no claim therefore has been asserted which would have a Material Adverse Effect.

      (5) The Company has not made nor is it negotiating any collective agreements with any labour union or employee association involving its employees.


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

      (6) No employee of the Company has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of employment.

3.19 No Loans to Officers or Directors. The Company does not have any loan or Debt outstanding (other than the normal salaries, bonuses, year-end distribution, fringe benefits and obligations to reimburse for expenses incurred on behalf of the Company, as the case may be, in the normal course of employment) which has been made to any director, officer, shareholder, or employee, to any former director, officer, shareholder, or employee of the Company or to any Person not dealing at "arm's length" with any of the foregoing other than described in Schedules A or H hereto.

3.20 Customers and Suppliers. Annexed hereto as Schedule K is a list setting forth the ten largest customers and suppliers of the Company, by dollar amount, over the twelve month fiscal period ended April 30, 2000.

3.21 Vacation Pay. All required vacation pay, bonuses, commissions and other employee benefit payments are reflected and have been accrued in the books of account of the Company as at the Balance Sheet Date.

3.22 Copies of Documents. The Company has offered to deliver to Stake or caused to be made available for inspection and copying by Stake and its counsel, true, complete and correct copies of all contracts, leases and documents listed in all Schedules hereto and all other documents referred to herein.

3.23 Subsidiaries. The Company does not have any subsidiaries nor are there any agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.24 Bank Accounts. The only banks, trust companies or similar institutions in which the Company has accounts or safe deposit boxes are listed in Schedule L.

3.25 Powers of Attorney. There are no Persons holding a general or special power of attorney from the Company.

3.26 Compliance with Laws: Licences. Except to the extent such matters have been specifically addressed in other representations and warranties contained herein, the Company has complied with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Business or the Company where the failure to do so would have a Material Adverse Effect. The Company holds all material licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") necessary to carry on the Business or to own or lease any of the property or assets utilized by the Company. The Company is not in default or breach of any Licence and, to the knowledge of the Vendors, no proceeding is pending or threatened to revoke or limit any Licence, the revocation of which would have a Material Adverse Effect.

3.27 Debts. There are no material Debts of any kind whatsoever in respect of which the Company is liable at the date hereof or may become liable on or after the consummation of the transactions contemplated by this Agreement other than:

      (1) Debts disclosed on, reflected in or provided for in the Company's Financial Statements,

      (2) Debts disclosed or referred to in this Agreement or in Schedules A, D and E or in the other Schedules attached hereto, and

      (3) Debts incurred in the ordinary course of business and attributable to the period since the Balance Sheet Date.

3.28 Environmental Matters.

      (1) To the Best Knowledge of the Vendors, except as set forth in the environmental reports listed in Schedule V:

                  (i) the Company is in full compliance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and product safety;

                  (ii) the Company is in full compliance with all reporting and inspection requirements of all governmental authorities having jurisdiction over the Company under all applicable laws, regulations and orders relating to the environment; and

                  (iii) the Company maintains all operating records and reports, including environmental monitoring and reporting records, in accordance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and employee and product safety, where non-compliance or the failure to maintain such records, as the case may be, would have a Material Adverse Effect;

      (2) To the Best Knowledge of the Vendors, except as set forth in the environmental reports listed in Schedule V:

                  (i) since 1995, there has not been release of any hazardous substance into the environment from or deposit or disposal of any hazardous substance on the Premises or any other property owned or leased by the Company;

                  (ii) since 1995, there has not been any underground or surface storage tanks, urea formaldehyde foam insulation asbestos, polychlorinated biphenyls or radioactive substances on the Premises;

(iii) there are no restrictions of an environmental nature specifically identifying the Premises and limiting their use, whether arising under private contract, public law or legislation of any nature or kind; and

(iv) there is no hazardous substance originating from the Premises and transported to or deposited at any unlicensed waste disposal site or facility;

            which would have a Material Adverse Effect.

      (3) For the purposes of this section, "hazardous substance" means any hazardous waste, dangerous substance or toxic waste or substance.

3.29 Title to Purchased Shares. The Vendors are the registered and beneficial owners of the Purchased Shares and has a valid title to the Purchased Shares, free and clear of any and all Encumbrances of any kind whatsoever other than Permitted Encumbrances. No Person, other than the Vendors, has any interest, direct or indirect, beneficial or otherwise, in the Purchased Shares.

      The foregoing representations and warranties (including, without limitation, sections 3.26 and 3.27 shall not apply to, or be construed as relating to, any compliance or non-compliance of the Company, the Business or any properties or operations of the Company, or any violation of or Debts or other liabilities under, any Environmental Law or the holding by the Company of any licenses, permits, approvals, consents, certificates, registrations or other authorizations under any Environmental Laws, it being understood and agreed that the Purchaser is assuming all risks associated with matters relating to Environmental Laws.

4. REPRESENTATIONS AND WARRANTIES OF STAKE

      Stake represents and warrants to the Vendors as of the date hereof and at the Time of Closing as follows:

4.1 Due Incorporation and Subsistence. Stake is a corporation duly incorporated and validly subsisting and in good standing under the laws of Canada.

4.2 Consents. There are no Consents or filings that should be obtained or made by Stake in order to complete the transactions contemplated by this Agreement.

4.3 Authority. This Agreement has been duly executed and delivered by duly authorized representatives of Stake.

4.4 Validity of Agreement.

      (1) Stake has the necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and the Vendors may rely on the signature of Stake as evidence thereof.

      (2) The entry into, execution and delivery of this Agreement and all other agreements and documents required to be delivered by Stake hereunder, the performance by Stake of its obligations hereunder and the consummation of the transactions contemplated hereby: (i) have been and will be duly authorized by all necessary action, corporate or otherwise, on the part of Stake and (ii) do not or will not conflict with or constitute a breach of or a default under or create any Encumbrance under (or would not with the passage of time or the giving of notice, or both, conflict with or constitute a breach of or a default under or create any Encumbrance under, other than a Permitted Encumbrance) any of the terms or provisions of the constating documents ("constating documents" being the charter documents and by-laws of Stake) by-laws or resolutions of Stake to which Stake is bound or of any laws or regulations applicable to Stake. Any such breach or default would have a Material Adverse Effect.

      (3) Each of this Agreement and all other agreements and documents required to be delivered by Stake constitutes, or on delivery will constitute, a legal, valid and binding obligation of Stake, enforceable against it in accordance with its terms, subject however to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and creditors' rights generally and to general principles of equity, including the availability of equitable remedies such as specific performance and injunctive relief which are in the discretion of the court from which they are sought.


5. CONDITIONS PRECEDENT

5.1 Conditions Precedent to Closing. The obligation of the Vendors or Stake to complete the sale and purchase of the Purchased Shares and Purchased Debt hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions precedent each of which is separate, is provided for the exclusive benefit of Stake or the Vendors, as the case may be, and may be waived by the Party for whose benefit the same is given.

      (1) all corporate, legal and regulatory proceedings, approvals and consents as are reasonably considered necessary by the Vendors' or Stake's counsel as the case may be shall have been taken or obtained to permit the consummation of the transactions contemplated herein, including the acquisition of the Purchased Shares by Stake without adversely affecting, or resulting in the cancellation or termination or adverse variation thereof of any license, permit or material contract held by the Company;

      (2) the Parties shall have fulfilled and/or complied with all terms, conditions, covenants and agreements herein contained to be performed or caused to be performed by them;

      (3) all documentation relating to the due authorization (including, without limitation, the due authorization by and completion of the sale and purchase hereunder) of the Purchased Shares and all actions and proceedings taken on or prior to the Time of Closing in connection with the performance by the Parties of their obligations under this Agreement shall be satisfactory to each of the Parties and their respective counsel, both acting reasonably, and each of the Vendors and Stake shall have received copies of all such documentation or other evidence as they or it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to each of the Vendors and Stake, acting reasonably, and their counsel;

      (4) the Vendors and Stake shall have received opinions dated the Closing Date, in form and substance as set forth in Schedule N attached;

      (5) there shall have been no material adverse change in the business, affairs and conditions of the Company, whether financial or otherwise since the date of the Company's Financial Statements except as set out in Schedules R;

      (6) all Consents (including all required regulatory consents), licences, permits and certificates of any Persons and all filings and notifications to any Persons required in connection with the completion of the transactions contemplated by this Agreement, the execution and delivery of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Time of Closing;

      (7) the written consent (in form and substance satisfactory to counsel) of any lessor or landlord pursuant to all leases shall have been delivered insofar as such consent is required due to the change in shareholdings of the Company together with an estoppel certificate of each such lessor, landlord or other party to the effect that the respective lease agreement is in good standing, that all obligations of the

            Company thereunder have been performed to the Time of Closing and that the Company is not in default thereunder at the Time of Closing;

      (8) the Vendors shall have executed and delivered such conveyances, assurances, assignments, transfers and other instruments of conveyance necessary or reasonably required effectively to transfer the Purchased Shares to Stake with a good marketable title free and clear of all Encumbrances of any kind whatsoever.

5.2 Conditions to the Obligations of All Parties. The obligations of all Parties to complete the transactions contemplated herein shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing each of the following, each of which is a true condition precedent and may not be waived:

      (1) no action or proceeding, at law or in equity, and no investigation shall be pending or threatened by any Person to restrain, restrict or prohibit or materially adversely affect the consummation of any of the transactions contemplated hereby, or the right of Stake or the Company to carry on the Business in the same manner as it has been carried on in the past.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Survival. All covenants, representations and warranties made herein or in any agreement, certificate or other document delivered or given pursuant to this Agreement (other than those which are expressly waived in writing as part of the Closing herein) shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Party to whom or in whose favour such covenants, representations and warranties were made, shall continue in full force and effect for the respective benefit of Stake and the Vendors, as the case may be, for a period ending November 1, 2002, excepting those representations and warranties given by the Vendors in Sections 3.4(1) and 3.4(3) and those given by Stake in Sections 4.4(1)and 4.4(3)which never expire, after which period the respective Parties shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to expiry of such period.

6.2 Indemnification. Subject to the Limitation of Losses as discussed below, each of the Parties agrees to indemnify and save the other Party and its representatives, successors and assigns harmless of and from any liability, obligation, cost, expenses, damage or loss whatsoever arising out of, under, or pursuant to:

      (1) any incorrectness in, or breach of, or default under, any representation or warranty or covenant made by such Party hereunder or in any certificate or other document delivered pursuant hereto;

      (2) all claims, demands, suits, causes of action, proceedings, judgments, costs and expenses or other liabilities of any kind whatsoever in respect of the foregoing, including reasonable legal fees and disbursements in connection with the foregoing; and

      (3) the non-fulfillment of any condition contained herein for which it is solely responsible (excluding therefrom the conditions precedent contained in Section 5 except to the extent such condition(s) are not met by reason of its default).

6.3 Limitation of Losses. No claim for indemnity under this Article 6 may be made for loss of profits or consequential losses or damages, or exemplary or punitive damages, it being the intention of the Parties to limit such claims to direct liabilities, obligations, costs, expenses, damages or losses suffered as a result of any breach, default or non-fulfillment contemplated by Articles 3 and 4 (for the purposes of this section 6.3, hereinafter referred to as "Losses"). In addition, no claim for indemnity under this Article 6 may be made for Losses, unless and until such Losses exceed Fifteen Thousand Dollars ($15,000) in the aggregate.

6.4 Notice of Claim.

      (1) In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which it in good faith believes another party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

      (2) If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any losses or damage incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.5 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.6 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to a conflict of interest not waived by the affected party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

6.7 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim (other than one involving only the payment of monies) without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

6.8 Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

6.9 Exclusivity. The provisions of this Article 6 shall apply to any Claim for breach of covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such claims shall be subject to the limitations and other provisions contained in this Article 6.

7. CLOSING ARRANGEMENTS AND TERMINATION

7.1 Closing. The Closing of the sale and purchase contemplated by this Agreement shall take place at the Time of Closing on the Closing Date at Ontario or at such other place and/or time as the Parties may mutually agree upon and in such manner as the Parties may agree at such time. The Closing shall be deemed effective as of the end of the Closing Date.

7.2 Closing Delivery. At the Time of Closing, the Vendors shall deliver or cause to be delivered to Stake:

      (1) share certificates representing the Purchased Shares duly endorsed in blank for transfer;

      (2)   the legal opinion referred to in subsection 5.1(4);

      (3) an assignment, in registrable form, of all of the Purchased Debt and the Security held by the Vendors in respect of the Purchased Debt and upon the fulfillment of the foregoing provisions of this Section 7.2, Stake shall deliver to the Vendors:

      (4) its certified cheque or bank draft or wire transfer aggregating Eight Hundred and Sixty-Six Thousand, One Hundred and Nine Dollars and Ninety Cents ($866,091.90) to the Vendors or as directed;

      (5)   the legal opinion referred to in subsection 5.1(4); and

      (6)   [STRUCKTHOUGH AND INITIALED]

7.3 Following Closing. Immediately following the Closing, the Parties shall take the following steps:

      (1) all directors of the Company shall deliver resignations as directors seriatim and elect nominees of Stake to fill the vacancies thereby created and all directors and officers shall deliver releases of all claims against the Company and the Company shall deliver to such directors and officers a complete release of all claims against them.

8. MISCELLANEOUS

8.1 Publicity. Except as is required by law or by any stock exchange, none of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the Vendors, or Stake, as the case may be, which approval shall not be unreasonably withheld. The provision of this section 8.1 expire on Closing.

8.2 Pre-Closing Activities. It is agreed that, notwithstanding any other provision hereof, the Vendors and the Company may effect the steps set forth in Schedule R hereto.

8.3 Tax Periods Ending on or Before the Closing Date. Stake shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Stake shall permit the Vendors to review and comment on each such Tax Return described in the preceding sentence prior to filing.

8.4 Further Assurances. To the extent reasonably practicable in the circumstances or permitted by law each of the Parties upon the request of the other shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

8.5 Time. Time shall be of the essence hereof.

8.6 Successors in Interest. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

8.7 Notices. Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if transmitted by any form of telecommunication (which is tested prior to transmission, confirms to the sender the receipt of the entire transmission by the recipient and reproduces a complete written version of the transmission at the point of reception) to such party addressed as follows:

      (1)   in the case of the Vendors to them at:

            50 Ave Du Ruisseau
            C.P. 453 Evain, Quebec
            J0Z 1Y0

            Attention:  M. Ghislan Jolette
            Telecopy:   (819) 768-2423

            with a copy to:

            M. Claude A. Blanchard
            Ogilvy Renault
            500 Grande-Allee E., Suite 520
            Quebec, Quebec
            G1R 2J7

            Telecopy:   (418) 640-1500

      (2)   in the case of Stake to it at:

            2838 Highway 7
            Norval, Ontario
            L0P 1K0

            Attention:  Jeremy N. Kendall
            Telecopy:   (905) 455-2529

            with a copy to:

            Lafleur Brown
            150 York Street
            14th Floor
            Toronto, Ontario
            M5H 3S5

            Attention:  M. Armstrong
            Telecopy:   (416) 362-5818

Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed received on the day of transmission or personal delivery, as the case may be or if not received or delivered on a Business Day, on the next succeeding Business Day. Any party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

8.8 Expenses. Except as otherwise expressly provided hereby, all costs and expenses (including without limitation, the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

8.9 Broker's or Finder's Fees. Each of the Parties hereto covenants and agrees with the other that it will pay and satisfy any commission or broker's or finder's fee of any agent, broker, person or firm acting solely on its behalf in connection with any of the transactions contemplated herein and agrees to indemnify and save the other Parties harmless from and against any and all costs, claims and expenses in connection therewith. Each of the Parties represents and warrants to the other that it has not done, and is not aware of, any act which might give rise to a claim for any finder's or brokerage fee in connection with this Agreement or any of the transactions contemplated herein.

8.10 Assignment. This Agreement may not be assigned by any Party except by Stake to a Designated Affiliate without the prior written consent of others. Notwithstanding any such assignment, Stake shall remain responsible for all its obligations hereunder.

8.11 Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts or duplicates each of which when so executed and delivered shall be an original, but all such counterparts or duplicates shall together constitute one and the same instrument.

8.12 Entire Agreement. This Agreement (including the Schedules hereto) together with any agreements or other documents to be delivered pursuant hereto sets forth the entire agreement among the Parties pertaining to the specific subject matter hereof and replaces and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the Parties in connection with the subject matter hereof except as specifically set forth herein.

8.13 Amendments. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

8.14 Waiver. No delay or failure of any party in exercising any right or remedy hereunder and no partial exercise of any such right or remedy shall be deemed to constitute a waiver of such right or remedy or any other rights or remedies of such party hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any consent by a party to or any waiver by a Party of any breach of any provision of this Agreement shall not constitute a consent to or waiver of any subsequent, further or other breach of the provisions of this Agreement.

8.15 Severability. Each of the provisions of this Agreement (and each part of each such provision) is severable from every other provision hereof (and every other part thereof). In the event that any provision (or part thereof) contained in this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable, in whole or in part, in any relevant jurisdiction and to any extent:

      (1) the validity, legality or enforceability of such provision (or such part thereof) in any other relevant jurisdiction and of the remaining provisions contained in this Agreement (or the remaining parts of such provision, as the case may be) shall not in any way be affected or impaired thereby;

      (2) the application of such provision (or such part thereof) to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not in any way be affected or impaired thereby;

      (3) such provision (or such part thereof) shall be severed from this Agreement and ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction and in such circumstances; and

      (4) the remaining provisions of this Agreement (or the remaining parts of such provision, as the case may be) shall nevertheless remain in full force and effect.

8.16 Consent to Transfer. The Company joins in this Agreement for the purpose of providing its covenant to provide the required consent to the transfer of the Shares contemplated hereby.

8.17 Third Party Beneficiaries. Each Party intends that this Agreement or any agreement entered into pursuant to this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties, and no Person, other than the Parties, shall be entitled to rely on the provisions hereof or any agreement entered into pursuant hereto in any action, proceeding, hearing, or other forum.

            IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SIGNED, SEALED & DELIVERED          )
                                    )
      in the presence of            )
                                    )    STAKE TECHNOLOGY LTD.
                                    )
                                    )
                                    )    Per: /s/ Jeremy N. Kendall
                                    )        -----------------------------------
                                    )        Jeremy N. Kendall, Chairman and CEO
                                    )
                                    )    TEMISCA INC.
                                    )
                                    )
                                    )    Per: /s/ Ghislain Jolette
                                    )        -----------------------------------
                                    )          Ghislain Jolette, President
                                    )
                                    )    /s/ Ghislain Jolette
                                    )    ------------------------------
                                    )    GHISLAIN JOLETTE
                                    )
                                    )    BETON AD HOC INC.
                                    )
                                    )
                                    )    Per: /s/ Ghislain Jolette
                                    )        -----------------------------------
                                    )          Ghislain Jolette, President